EXHIBIT 5.1


August 29, 1997

Compaq Computer Corporation
20555 SH 249
Houston, Texas  77070

Ladies and Gentlemen:

I am the Vice President and Assistant General Counsel of Compaq Computer Corporation (the "Corporation") and have acted in such capacity in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 8,786,694 shares of Common Stock, $0.01 par value of the Corporation issuable pursuant to the Compaq Computer Corporation 1989 Equity Incentive Plan and 1,112,181 shares of Common Stock, $0.01 par value, of the Corporation issuable pursuant to the Compaq Computer Corporation 1995 Equity Incentive Plan (collectively, the "Shares"). The Compaq Computer Corporation 1989 Equity Incentive Plan and the Compaq Computer Corporation 1995 Equity Incentive Plan are hereafter referred to as the "Plans." In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when and to the extent issuable pursuant to the Plans upon receipt by the Corporation of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very  truly  yours,

/s/  Linda  S.  Auwers

Linda  S.  Auwers
Vice  President  and  Assistant
General  Counsel  of  the  Corporation